EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements of The Black & Decker Corporation and The Stanley Works of our reports dated February 19, 2010, with respect to the consolidated financial statements and schedule of The Black & Decker Corporation and Subsidiaries, and the effectiveness of internal control over financial reporting of The Black & Decker Corporation and Subsidiaries, included in this Annual Report (Form 10-K) for the year ended December 31, 2009.

Registration Statement Number	Description

The Black & Decker Corporation
33-26917	Form S-8
33-33251	Form S-8
33-47652	Form S-8
33-58795	Form S-8
33-65013	Form S-8
333-03593	Form S-8
333-51155	Form S-8
333-51157	Form S-8
333-35986	Form S-8
333-113283	Form S-8
333-115301	Form S-8
333-138604	Form S-3 ASR
333-150805	Form S-8

The Stanley Works
333-163509	Form S-4

/s/ ERNST & YOUNG LLP
Baltimore, Maryland
February 19, 2010